Exhibit 10.35
SUPPLY AND LICENSE AGREEMENT
     This supply and license agreement (“Agreement”), effective as of March 23, 2010 (“Effective Date”), is by and among Converted Organics Inc., a Delaware corporation with principal offices at 137 Lewis Wharf, Boston, MA 02110 (“COIN”), Heartland Technology Partners, LLC, a Colorado limited liability company with principal offices at 9870 Big Bend Road, Kirkwood, MO 63122 (“HTP”), and Emend, LLC, a New York limited liability company with principal offices at 4 Partridge Lane, Goshen, NY 10924 (“Emend”) (HTP and Emend being collectively, “Licensors”), each referred to as a “Party” and collectively the “Parties”.
     WHEREAS, Licensors own or have rights to certain industrial wastewater technology and methodology (“Technology”);
     WHEREAS, HTP manufactures, or has manufactured, wastewater concentrators utilizing or which can use Technology;
     WHEREAS, COIN desires to purchase wastewater concentrators exclusively from HTP, and to obtain from Licensors an exclusive license to use the Technology in limited market areas (each a “Field” and collectively the “Fields”) and geographical Territory (both as defined below); and
     WHEREAS, HTP desires to exclusively sell wastewater concentrators to COIN in the Field and Territory, and Licensors desire to convey to COIN an exclusive license to use the Technology, subject to the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
     1. Definitions
     1.1 “Affiliate” means any entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with a party. For the purposes of this definition, “ownership” or “control” mean: (a) possession, or the right to possession, of at least 50% of the voting stock of a corporation; (b) the power to direct the management and policies of the entity; (c) the power to appoint or remove a majority of the board of directors; or (d) the right to receive 50% or more of the profits or earnings.
     1.2 “Confidential Information” means any business, financial or scientific information, materials, trade secrets, know-how, techniques, data or other confidential or proprietary information, disclosed by the disclosing Party to the receiving Party in writing or that is disclosed orally and confirmed in writing within ten (10) days following such disclosure. Confidential Information does not include any information that is: (a) already known to the receiving Party the time of disclosure hereunder (other than from the disclosing Party) as evidenced by its written records at the time such information is received; (b) publicly known other than through acts or omissions of the receiving Party, or anyone to whom the receiving Party disclosed such information; (c) disclosed to the receiving Party by a third party under no confidentiality obligation to disclosing Party; or (d) is subsequently independently developed after the date hereof by the receiving Party without knowledge of or access to the Confidential Information of the disclosing Party as evidenced by the receiving Party’s written records.
     1.3 “Field” means evaporative processing of industrial wastewater from any source other than in connection with natural gas or crude oil exploration, development, production or processing or any landfill operation, including any one or combination of the following: 1) wastewater concentration, 2) recovery of materials from concentrated wastewater and 3) disposal of residuals from wastewater concentration. Notwithstanding the foregoing, the Field specifically excludes the processing or treatment of the following, whether or not associated with or generated in an industrial process:

(1) wastewaters formed or otherwise obtained in any natural gas or crude oil process, including but not limited to any natural gas or crude oil exploration, development, extraction, well drilling, or refining process, and/or treatment of noxious or other contaminants associated with, used in or produced by any natural gas or crude oil process;
(2) wastewaters formed in or associated with any landfill operation, including but not limited to any leachate and/or any gas generated during landfill operations.
     1.4 “Improvements” means any development or invention useful or necessary in connection with Products or their manufacture, but only to the extent related to Products. As used herein: “COIN Improvements” shall mean those Improvements of COIN made, conceived or reduced to practice by COIN during the first ten (10) years of the Term hereof; “Licensors’ Improvements” shall mean those Improvements of Licensors made, conceived or reduced to practice by Licensors, individually or collectively, during the Term, and “Joint improvements” shall mean those Improvements jointly made, conceived or reduced to practice by COIN and Licensors during the Term.
     1.5 “Products” mean the wastewater concentrators specified in Exhibit A.
     1.6 “Patent Rights” means those patents and patent applications owned or controlled by Licensors anywhere in the world covering the Products and their use and all U.S., PCT, and foreign provisionals, continuations, continuations-in-part, and divisionals claiming priority thereto as well as all patents issuing therefrom, including any reexaminations, reissues, extensions of or supplementary protection certificates on any of the foregoing, in each case as owned or controlled by Licensors.
     1.7 “Technical Information” means all research and development information, technical data, know-how, and any other supportive information, whether any such information is unpatented or unpatentable, and including all information embodied by the Patent Rights, owned or controlled by Licensors as of the Effective Date to the extent it is necessary for use of the Products.
     1.8 “Term” is defined in part 9.1
     1.9 “Territory” means the United States.
     2. Purchase and Delivery of Products
     2.1 Purchase
          2.1.1 COIN hereby agrees to purchase from HTP all of COIN’s requirements for the Products during the Term, and agrees to use those Products only in the Field and in the Territory. COIN agrees not to transfer the Products to any third party.
          2.1.2 HTP shall supply Products, either itself or through its subcontractors, and COIN shall purchase Products by means of purchase orders issued by COIN. Each accepted purchase order shall constitute a binding obligation upon HTP to manufacture the Product, and COIN to accept and pay for the quantities of Products ordered therein.
          2.1.3 All purchase orders shall be in writing and shall identify the quantity of Products ordered, the price to be paid for such Products, terms of payment, any applicable packaging requirements, the delivery schedule, the delivery locations, the terms of delivery, invoice information and other relevant instructions. A purchase order that has been accepted by HTP shall constitute a binding obligation even if one or more of the items as aforementioned is missing.
          2.1.4 COIN shall purchase the Products at HTP’s then current most favorable pricing offered to any of HTP’s other customers. HTP’s most favorable pricing as of the Effective Date is listed in Exhibit A. If HTP changes its most favorable pricing, it shall provide notice to COIN of such change, which shall thereafter become effective for sale of Products by HTP to COIN, for which there had not been, as of the date of the notice, a purchase order that had been accepted by HTP.
     2.2 Exclusive Supply in the Field
          2.2.1 HTP hereby agrees to supply Products to COIN for use in the Field and in the Territory. HTP shall not supply Products to any third party for use, or to use Products for the benefit of any third party, where such use is both within the Field and the Territory; provided, however that if HTP notifies COIN in writing of an opportunity for Products in the Field and in the Territory, and COIN declines to pursue such opportunity either in writing or by failure to respond to HTP within thirty (30) days of its receipt of HTP’s notice, then HTP shall have the right to supply Products to such third party or to use the Products for the benefit of such third party.
          2.2.2 COIN shall send a monthly rolling good faith forecast for the Products COIN expects to order from HTP during the next twelve (12) months. Such forecast shall not be considered a purchase order.
     2.3 Delivery
          2.3.1 COIN shall accept delivery of all conforming Products, along with risk of loss and title, F.O.B. final assembly facility.
          2.3.2 HTP shall arrange for transportation of the Products from its premises to COIN or its designee by a transportation agent appointed by COIN. All costs and expenses for the transportation of the Products (including transportation insurance) from the point of shipment to COIN (or its nominee) shall be borne by COIN.
     3. Payment
     3.1 Invoices shall be submitted to COIN according to the payment terms for each purchase order for the Product has been received by HTP in accordance with this Agreement.
     3.2 COIN shall pay to HTP the full invoice amount for the Product within thirty (30) days after the date of receipt of each invoice understanding that a final payment as agreed to in the terms of a purchase order shall not prejudice COIN’s right to examine the Product and to claim replacement quantities, credit, or a refund in accordance with the terms of this Agreement.
     3.3 All payments shall be paid in United States dollars to HTP at the address designated under Section 11.1, Notices.
     4. Acceptance and Rejection
     4.1 COIN shall notify HTP of any Product that does not comply with the requirements of the applicable purchase order or the terms of this Agreement (a “Non-Conforming Product”) and such notice shall be delivered to HTP in writing within the later of thirty (30) days after COIN’s receipt of such Non-Conforming Product or within ten (10) days of COIN’s discovery of the non-conformance, with such notice being accompanied by supporting data for purposes of consideration and verification by HTP.
     4.2 If the alleged non-conformance concerns the quantity or quality of the Product delivered and HTP accepts the details submitted by COIN as to the non-conformance of the Product, HTP shall its sole discretion either repair the Product or supply to COIN the replacement quality or quantity of the Product that was allegedly missing or non-conforming at no additional cost.

     4.3 If the alleged defect concerns the quantity or quality of the Product delivered and HTP does not accept the details submitted by COIN, then within thirty (30) days from the date on which the details of COIN’s notice of non-conformance are received by HTP, COIN shall appoint an independent expert acceptable to HTP to review such details. HTP shall not unreasonably refuse to accept the appointment of the independent scientific and technical expert identified by COIN. The findings of the expert shall be final and conclusively binding on the parties as to whether the Product conforms with the purchase order’s requirements and/or the terms of this Agreement. If the analysis of the expert does not confirm non-conformance of the Product, then COIN shall pay for all the fees and costs of the expert to analyze the Product. If the expert holds that the Product is a Non-Conforming Product, then all the fees and costs of the expert to analyze the Non-Conforming Product shall be paid by HTP. The rights and remedies set forth in this Section are not exclusive and nothing herein shall limit the rights and remedies of either party under this Agreement or at law.
     4.4 In the event that suit is instituted against COIN for infringement of a patent owned by a third party relating to the Products or their use by COIN, Licensors agree to: (i) assist COIN in defending against such suit; and (ii) if necessary or prudent, attempt to design around or obtain a license for such patent. In the event that a judgment is entered against COIN that includes damages assessed for infringement of such patent by a Product supplied by HTP (“Damages”), HTP shall reimburse COIN for such Damages actually paid to such third Party, up to the Cap. The Cap, which shall be calculated individually for each Product sold by HTP to COIN for which there are Damages, shall be 50% of the purchase price actually paid by COIN to HTP for such Product, less 10% of the purchase price for each year from the date such Product was delivered to COIN until payment by COIN of such Damages. The foregoing obligation to reimburse Damages up to the Cap shall not apply to any damages assessed for willful infringement or for use of the Products.
     5. Intellectual Property
     5.1 License Grant from Licensors. Subject to the terms and conditions of this Agreement, Licensors grant to COIN an exclusive, limited, non-transferable license, without the right to sublicense, under the Patent Rights, Technical Information, Licensors’ Improvements and Licensors interest in and to any Joint Improvements solely to use and repair the Product in the Field and in the Territory. COIN shall not state or otherwise create any implied license under any of Licensors’ intellectual property rights outside of the scope of this limited license. For the avoidance of doubt, the licenses granted herein do not include the right to make, have made, offer for sale, sell, or import the Products, except for the limited right to make and have made under the terms and conditions set forth in Section 5.6.
     5.2 Additional Territories. If COIN desires to amend the Territory to add an additional country or countries within the Fields, then COIN shall provide Licensors with written notice thereof. If HTP has not already entered into an agreement or negotiations for an agreement for the use or sale of Products in those countries, the parties shall thereafter negotiate in good faith the terms of any such amendment for a period of ninety (90) days from Licensors’ receipt of the written notice.
     5.3 Infringement of HTP’s Rights. COIN shall promptly inform Licensors in writing of any alleged infringement or misappropriation of Licensors’ intellectual property and provide Licensors with any evidence legally available to COIN of such infringement or misappropriation. Licensors shall have the sole right, but not the obligation, to enforce, defend, control and settle at its own expense any suit or proceeding regarding any of its intellectual property and recover, for its own account, any damages, awards or settlements resulting therefrom. COIN shall reasonably cooperate in any such litigation and agrees to join such litigation if requested to do so at Licensors’ expense.
     5.4 License Grant from COIN. COIN hereby grants to Licensors and their Affiliates an exclusive, non-transferable, worldwide, royalty-free license under the COIN Improvements and COIN’s interest in and to any Joint Improvements to make, use, sell, offer for sale, and import products or services for use outside the Field during the Term. The foregoing license shall include the right to sublicense to Licensors’ customers to use products sold by Licensors outside the Field.
     5.5 Information about Improvements and Abandonment of Rights. Each party shall promptly disclose to the other in writing of any and all Improvements made, conceived or reduced to practice during the Term. The filing, prosecution, and maintenance of the Patent Rights, Technical Information, Licensors’ Improvements and Joint Improvements shall be at the sole discretion of Licensors. Licensors and COIN shall jointly own any and all right, title and interest in and to the Joint Improvements. COIN shall reimburse Licensors for one-half (1/2) of all documented costs and expenses associated with the filing, prosecution and maintenance of Joint Improvements, within thirty (30) days of invoice. If a party determines: (a) it wishes to abandon or not file any patent application or patent within the Patent Rights, COIN Improvements, Licensors’ Improvements or Joint Improvements; or (b) it does not wish to nationalize any patent application of the Patent Rights, COIN Improvements, Licensors’ Improvements or Joint Improvements with respect to any country, it shall give prompt written notice to the other party. The foregoing sentence shall not apply to rights in any country outside the Territory that Licensors wish to abandon, not file or not nationalize. The other party may thereafter provide written notice that it will take over all further prosecution and maintenance of such patent or patent application, at such other party’s expense, and the first party shall provide whatever cooperation is necessary to avoid abandonment of any rights related to such patent or patent application at the other party’s expense and shall have no further rights or license in such patent or patent application. If the other party does not provide within thirty days of such notice a written statement that it is taking over further prosecution and maintenance, the first party shall have no further obligation with respect to that specific patent application or patent.
     5.6 Inability of HTP to Supply Products. If HTP is unwilling or unable to supply Products to COIN, upon sixty (60) days written notice to HTP, COIN may make or have made for it, Products, but only during such period where HTP is unwilling or unable to make Products. HTP agrees to assist COIN or any entity manufacturing Products for COIN, by supplying any information necessary to manufacture such Products. For each Product manufactured by COIN or for which it has a Product manufactured, COIN shall pay to HTP the difference between the price it paid for such Product and the price COIN would have paid for such Product had it been supplied by HTP under this Agreement.
     6. Representations and Warranties
     6.1 Each Party represents and warrants to the other that:
(a)	the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(b)	it shall comply with any applicable international, national, or local laws and regulations in its performance under this Agreement; and

(c)	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.
     6.2 HTP represents and warrants that:
(a)	the Products shall be manufactured in conformity with the applicable purchase order,

(b)	it shall comply with all applicable laws and regulations in connection with the Products;

(c)	it is unaware of any third party patents in the US that would be infringed by COIN’s use of Product in accordance with HTP’s instructions; and
(d)	it has disclosed to COIN all competitive IWW technologies it is aware of and all prior art relevant to Product it is aware of.
     6.3 THE PARTIES PROVIDE NO OTHER REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY PROVIDED HEREIN AND DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS, IMPLIED OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, THAT THE PRODUCTS OR THEIR USE DOES NOT INFRINGE THE RIGHTS OF ANY THIRD PARTY, AS TO THE VALIDITY, ENFORCEABILITY OR SCOPE OF THE PATENT RIGHTS OR THAT ANY APPLICATION WITHIN THE PATENT RIGHTS WILL ISSUE. NEITHER PARTY SHALL IN ANY CIRCUMSTANCES BE LIABLE TO THE OTHER NOR ANY THIRD PARTY FOR ANY CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE OR LOSS OF PROFIT OF WHATEVER NATURE INCLUDING DAMAGE TO GOODWILL, LOSS OF MARKET SHARE, EXISTING OR PROSPECTIVE, NOR THE COST OF ANY DELAY OF ANY REGULATORY PROGRAM EVEN IF A PARTY HAS BEEN ADVISED OR IS OTHERWISE AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF THE WARRANTY REMEDY FAILS OF ITS ESSENTIAL PURPOSE.
     7. Indemnification and Insurance
     7.1 Indemnification
          7.1.1 Indemnification. Each Party shall indemnify and hold harmless the other Party, its Affiliates and their respective officers, employees and agents, and hereby forever releases and discharges them, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any third party to the extent arising from (a) the breach of any representation, warranty or covenant of the indemnifying party under this Agreement, and/or (b) the negligence, recklessness or willful misconduct in the performance of the indemnifying party’s obligations and its or their permitted activities under this Agreement. COIN shall indemnify and hold harmless the Licensors and their Affiliates and their respective officers, employees and agents, and hereby forever releases and discharges them, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any third party to the extent arising from use of the Products.
          7.1.2 Procedure. The Party claiming the benefit of any indemnity hereunder must promptly notify the other Party of any claim as soon as it becomes aware of any claim, permit the other Party to control the defense of the action, not accept any compromise or settlement of such claim or take any material steps in relation to such claim without the prior consent of the other Party (not to be unreasonably withheld or delayed) and shall fully co-operate with the other Party in the handling of any such claim.
     7.2 Insurance. At its own expense, each Party shall continuously maintain sufficient insurance levels throughout the Term and beyond to assure its obligations under this Agreement. Evidence of adequate insurance coverage will be provided to the other Party upon request.

     8. Confidentiality
     8.1 Treatment of Confidential Information. Except as otherwise set forth herein, no Party has any obligation to provide Confidential Information to the other Party hereunder. The receiving Party agrees to treat all Confidential Information received from the disclosing Party with the same degree of care it employs to protect its own highly sensitive and confidential information. Unless expressly provided herein, neither Party shall disclose, use or otherwise make available the other’s Confidential Information during the Term or within five (5) years thereafter, unless such Confidential Information is a trade secret and the Party owning the trade secret notifies the other Party of same and describes in writing the trade secret in question, in which case the obligation shall survive until such Confidential Information is no longer deemed a trade secret of disclosing Party under the Uniform Trade Secrets Act (UTSA).
     8.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which expressly survive termination or expiration, a Party may disclose Confidential Information of the other Party to its agents and representatives on the condition that each agrees: (a) to maintain Confidential Information for at least as long as and to the same extent as the receiving Party is required hereunder; and (b) is permitted to use the Confidential Information only to the extent receiving Party is entitled to use the Confidential Information. If a Party is required by law to disclose any of the Confidential Information, it shall notify promptly the disclosing Party and reasonably assist the disclosing Party to obtain a protective order or other remedy of disclosing Party’s election. Disclosing Party shall have prior review of any disclosure. Only that portion of the Confidential Information that is legally required shall be furnished and reasonable efforts shall be made to obtain reliable assurance that the Confidential Information shall be maintained in confidence.
     8.3 Confidentiality of Agreements. Except as otherwise required by law, by the terms of this Agreement, or mutually agreed upon by the Parties hereto, the specific terms and conditions of this Agreement shall be Confidential Information of Licensors.
     8.4 No Grant of Rights. Except as expressly provided herein, the furnishing of Confidential Information hereunder shall not be interpreted to convey any grant of rights, titles, interests, option or license to the receiving Party under any patent or other rights now or hereafter held by the disclosing Party with respect to such Confidential Information.
     9. Term and Termination
     9.1 Term. This Agreement shall commence on the Effective Date and shall continue in perpetuity, unless earlier terminated in accordance with the provisions in this Section 9 or extended by mutual written agreement of the Parties (the “Term”).
     9.2 Termination. HTP and COIN shall each have the right to terminate this Agreement immediately if: (a) the other Party commits a breach of any term of this Agreement, including without limitation the payment obligations under Section 3, and fails to remedy such breach within thirty (30) days after receiving written notice thereof; or (b) unless prohibited by law the other Party enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement, makes any voluntary arrangement with any of its creditors, ceases to carry on business, is nationalized or has any of its material assets expropriated or any similar event under the law of any jurisdiction.
     9.3 Surviving Rights and Obligations. The termination or expiration of this Agreement does not relieve either Licensors or COIN of their rights and obligations that have previously accrued. After the Term, unless otherwise expressly provided herein, all rights granted under Section 5.1 immediately revert to Licensors. All Confidential Information of a Party shall be returned or destruction certified, at the disclosing Party’s election. Terms herein that by their nature prescribe continuing obligations and rights shall survive the termination or expiration of this Agreement.

     10. Arbitration.
     10.1 Amicable Resolution. In any dispute or controversy arising out of or relating to this Agreement or either party’s performance hereunder or the breach hereof, the parties agree that the first recourse shall be to attempt to amicably resolve the dispute with a sufficiently authorized member of each party. A party asserting the existence of a dispute or controversy shall provide the other party with a written notice including a statement of the facts and copies of such documents as that party believes are relevant to the dispute or controversy. Within ten (10) days of receipt of the written notice, the receiving party shall provide a written response including a statement of the facts and copies of such documents as the receiving party believes are relevant to the dispute or controversy. Within ten (10) days after delivery of the response the parties’ representatives shall meet in person to attempt to amicably resolve the dispute or controversy identified, which meeting shall be at the location of the receiving party unless otherwise agreed by the parties. The parties are not waiving their right to seek and obtain specific performance, injunctive relief or any other equitable remedy that may be available.
     10.2 Other than claims for equitable remedies, all claims, demands, disputes, controversies, differences or misunderstandings between or among the parties arising out of, or by virtue of, this Agreement shall be submitted to and determined by arbitration in accordance with the procedures set forth below, unless the parties enter into the Membership Interest Purchase Agreement (the “Purchase Agreement”) in which case the procedures set forth in the Purchase Agreement shall govern any arbitration arising hereunder.
     10.3 The arbitration shall be conducted before the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules as they may be amended from time to time. All parties to this Agreement may be joined in one proceeding. The arbitrator’s decision shall be simply in the form of an award without explanation.
     10.4 The arbitration shall be conducted in Boston Massachusetts at a specific location to be agreed to by the parties or, if no agreement can be reached, in the Boston office of the AAA.
     10.5 Only one neutral arbitrator shall be appointed. If a demand for arbitration is filed and served, the parties shall negotiate in an attempt to select a mutually agreeable arbitrator. In the event the parties cannot agree upon an arbitrator within thirty (30) days of the service of the demand for arbitration, the AAA shall select the arbitrator from its panel of available former federal judges. The parties shall share equally the arbitrator’s fees pending an arbitration award.
     10.6 The law of the Commonwealth of Massachusetts, and of the U.S. Court of Appeals for the Federal Circuit in relation to patent matters, shall govern all issues decided in any arbitration.
     10.7 Confidentiality. The parties and the arbitrator shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as Confidential Information provided, however, that the parties shall be governed by the requirements of 35 U.S.C. §294 in relation to the filing of any award with the U.S. Patent and Trademark Office.
     11. Miscellaneous Provisions
     11.1 Notices. All notices, requests, reports, demands and other communications under this Agreement shall be in writing and duly given or made: (a) on the date delivered in person and acknowledged in writing; (b) on the date transmitted by facsimile, if confirmation is received; (c) three days after deposit in the mail if sent by certified U.S. mail postage prepaid, return receipt requested; and (d) one day after deposit with Federal Express or other nationally recognized overnight carrier service or overnight express U.S. mail with service charges or postage prepaid. Such notices, requests, demands or other communications shall be sent to the Party at its address or facsimile number below, or as otherwise designated by the Party in accordance with this notice provision:

If to HTP:	9870 Big Bend Road
Kirkwood, MO 63122
Facsimile: 314-689-0028
Attn: Mike Rutsch

If to Emend:	4 Partridge Lane
Goshen, NY 10924
Facsimile: 845-294-7491
Attn: Bernie Duesel

If to COIN:	137 Lewis Wharf,
Boston MA 02110
Facsimile: 617-624-0333
Attn: Ed Gildea
     11.2 Governing Law. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice-of-law rules.
     11.3 Entire Agreement. This Agreement and its Exhibits, attached hereto and incorporated herein by reference, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior communications, agreements or understandings, written, electronic or oral. In the event this Agreement conflicts with the one or more other agreements between the Parties, this Agreement shall prevail. No modification, amendment, or waiver of this Agreement, or any of its provisions, shall be effective unless executed by both Parties in writing. Without limiting the foregoing, the Parties agree that, even where permitted as binding agreements, oral agreements shall not be permitted hereunder. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed for or against either Party.
     11.4 Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or non-enforceability shall not in any way affect the validity or enforceability of the remaining provisions.
     11.5 Assignment. Either Party may assign or otherwise transfer this Agreement only to the assignee or transferee of its entire business or of that part of its business to which this Agreement relates. Any assignment or transfer in contravention with this Section 11.5 shall be null and void. This Agreement shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns.
     11.6 Non-waiver. The delay or failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. A valid waiver must be executed in writing and signed by the Party granting such waiver.
     11.7 Independent Contractors. Nothing contained in this Agreement shall place the Parties in a partnership, joint venture or agency relationship and neither Party shall have the right or authority to obligate or bind the other Party in any manner.
     11.8 Force Majeure. Any delay or failure of either Party to perform under this Agreement that is caused by circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, terrorism, war, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment, shall not constitute default and said delay or failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the Party to resume performance hereunder so long as: (a) said event does not causes more than a thirty (30) day delay in the Party’s ability to perform; (b) the Party effected notifies the other Party within three (3) days after the initial occurrence thereof, and (c) such Party uses its commercially reasonable efforts based on reasonable business judgment to eliminate the cause of such event as soon as reasonably feasible.
     11.9 Executed in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together constitute one and the same instrument.
***Signature page follows***

The Parties hereto execute this binding and enforceable Agreement by their authorized representatives as of the Effective Date.

Converted Organics, Inc.	Heartland Technology Partners, LLC

Name, Title	Name, Title

Date	Date

Emend, LLC

Name, Title

Date

EXHIBIT A
Products and Their Current Most Favorable Pricing